Exhibit 10(o)(3)

AMENDMENT NO. 2

TO

ALLTEL CORPORATION 401(k) PLAN

(January 1, 2001 Restatement)

                                WHEREAS, ALLTEL Corporation (the “Company”) maintains the ALLTEL Corporation 401(k) Plan, as amended and restated effective January 1, 2001, and as subsequently amended, (the “Plan”); and

WHEREAS, the Company desires further to amend the Plan;

NOW, THEREFORE, the Company hereby amends the Plan in the respects hereinafter set forth:

1.  Effective as of October 1, 2002, a new Section 1.46 is added to the Plan to provide as follows:

1.46                           Catch-Up Contributions

                                                The amount contributed to the Plan on a Participant’s behalf by his Employer in accordance with his salary reduction agreement under Section 12.09 of the Plan and Section 414(v) of the Code.

2.  Effective as of October 1, 2002, a new Section 12.09 is added to the Plan to provide as follows:

12.09                     Catch-Up Contributions

Effective for Plan Years beginning on and after January 1, 2002, a Participant who is eligible to make Salary Deferral Contributions and who has attained fifty (50) years of age prior to the end of the applicable Plan Year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code.  Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the limitations of Section 402(g) and 415 of the Code.  The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416 of the Code, as applicable, by reason of the allowance of such Catch-Up Contributions.

Catch-Up Contributions shall not be taken into account for purposes of determining Employer Contributions, including Basic Employer Matching Contributions and Additional Employer Matching Contributions.

Effective as of the date he becomes a Participant, or the beginning of any subsequent payroll period, each Participant may elect, in the manner and with such advance notice period as the Plan Administrator shall prescribe, to have Catch-Up Contributions made to the Plan on his behalf by his Employer as hereinafter provided.  A Participant’s election shall include his authorization for his Employer to reduce his Compensation and to make Catch-Up Contributions on his behalf.  Catch-Up Contributions shall be accounted for in a Sub-Account, and shall be invested according to the investment elections attributable to Salary Deferral Contributions.

3.  Effective as of October 1, 2002, the first sentence of Section 7.02 of the Plan is amended to provide as follows:

In no event shall the amount of the Salary Deferral Contributions made on behalf of a Participant for his taxable year, when aggregated with any elective contributions made on behalf of the Participant under any other plan of an Employer or any other member of the Controlled Group for his taxable year, exceed the Code Section 402(g) limit, except to the extent permitted under Section 414(v) of the Code.

4.  Effective as of October 1, 2002, the first sentence following the introductory clause of Section 7.05 of the Plan is amended to provide as follows:

For years beginning after December 31, 2001, except to the extent permitted under Section 414(v) of the Code, the annual addition with respect to a Participant for a limitation year shall not exceed the lesser of (i) $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code and regulations issued thereunder or (ii) 100% of the Participant’s compensation within the meaning of Section 415(c)(3) of the Code, and regulations issued thereunder for the limitation year; provided, however, that the limit in clause (i) shall be prorated for any short limitation year.

5.  Effective as of January 5, 2002, Section 9.04 of the Plan is amended by adding a new subsection (f) at the end thereof to provide as follows:

(f)                                    In determining Years of Eligibility Service for an Employee who was an employee of Euronet USA, Inc. and EFT Network Services, LLC d/b/a DASH Network (“Euronet”) immediately prior to January 5, 2002, and became an Employee on January 5, 2002, the Employee’s period or periods of employment with Euronet prior to January 5, 2002 that would have been taken into account under the Plan if such period or periods of employment were service with a member of the Controlled Group, shall be counted as Years of Eligibility Service.  Notwithstanding any other provision of the Plan, there shall be no duplication of Years of Eligibility Service under the Plan by reason of service (or hours of service) in respect of any single period or otherwise.

6.  Effective as of October 31, 2002, Section 9.04 of the Plan is amended by adding a new subsection (g) at the end thereof to provide as follows:

(g)                                 In determining Years of Eligibility Service for an Employee who was an employee of Accenture LLP (“Accenture”) immediately prior to October 31, 2002, and became an Employee on October 31, 2002, the Employee’s period or periods of employment with Accenture prior to October 31, 2002 that would have been taken into account under the Plan if such period or periods of employment were service with a member of the Controlled Group, shall be counted as Years of Eligibility Service.  Notwithstanding any other provision of the Plan, there shall be no duplication of Years of Eligibility Service under the Plan by reason of service (or hours of service) in respect of any single period or otherwise.

7.  Effective as of January 1, 2002, subsection (f) of Appendix B of the Plan is amended to provide as follows:

(f)            For the 2002 Plan Year, each person who

(i)                                     was an active employee of Accucomm Telecommunications Inc. and became an Employee on January 7, 2002;

(ii)                                  was an active employee of CenturyTel, Inc. and became an Employee on August 1, 2002 or pursuant to the Purchase Agreement between CenturyTel, Inc. and ALLTEL effective July 31, 2002;

(iii)                               became an Employee during 2002 pursuant to the Asset Purchase Agreement between ALLTEL Newco No. 1, Inc. and Verizon South Inc. dated October 31, 2001, in connection with the transactions contemplated by the Asset Purchase Agreement;

(iv)                              was an active employee of Euronet USA, Inc. or EFT Network Services, LLC d/b/a DASH Network and became an Employee on January 5, 2002;

(v)                                 was an active Employee of Accenture LLP and became an Employee on October 31, 2002; or

(vi)                              was an active Employee of Harris Trust and Savings Bank and became an Employee on June 17, 2002.

                IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed on this 14 day of March, 2003.

ALLTEL CORPORATION

By:	/s/ Scott T. Ford
	Title:	President & CEOt